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                              CREDIT AGREEMENT


     This Credit Agreement, dated as of the Effective Date set forth below (the "Agreement"), is by and between National City Bancshares, Inc., an Indiana corporation, (the "Borrower"), and NBD BANK, a Michigan banking corporation (the "Bank").

RECITALS:

(A) The Bank and the Borrower wish to provide for a revolving credit in a principal amount not to exceed $10,000,000, as provided herein.

AGREEMENT:

     THEREFORE, in consideration of the Recitals and the mutual promises contained in this Agreement, the parties agree as follows:


                              ARTICLE I -- DEFINITIONS

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of either (a) the Prime Rate for such day or (b) the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Authorized Officer" means any of the Chairman, President, Executive Vice President or Secretary-Treasurer, acting singly.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Loans, a day other than Saturday or Sunday on which banks are open for business in Detroit and New York and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Detroit.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Commitments" means the obligation of the Bank to make Loans not exceeding $10,000,000, as such amount may be modified or reduced from time to time pursuant to the terms hereof.

     "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.


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     "Consolidated Net Income" means, for any period, the consolidated net income or loss of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Net Worth" means, at any date, the consolidated net worth of the Borrower and its Subsidiaries at such date, determined in accordance with GAAP.

     "Consolidated Return on Average Assets" of the Borrower means the ratio of Consolidated Net Income to Consolidated Average Assets, expressed as a percentage.

     "Consolidated Tangible Net Worth" means, at any date, Consolidated Net Worth after subtracting therefrom the aggregate amount of all intangible assets of the Borrower and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and operating rights, all determined in accordance with GAAP.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

     "Consolidated Average Assets" means, for any period, the consolidated average assets for such period, determined in accordance with GAAP.

     "Credit Facility" means the Revolving Credit.

     "Current Assets" shall mean current assets as determined in accordance with GAAP.

     "Current Liabilities" shall mean current liabilities as determined in accordance with GAAP.

     "Default" means an event described in Section 7.

     "EBIT" means, with respect to the Borrower and its Subsidiaries and for any period of its determination, the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus the consolidated interest expense and taxes, all determined in accordance with GAAP consistently applied.

     "EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of determination, EBIT of the Borrower and its Subsidiaries for such period, plus depreciation and amortization of the Borrower and its Subsidiaries for such period, all determined in accordance with GAAP.


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     "Effective Date" shall mean the date set forth in the last paragraph of this Agreement described as the effective date of this Agreement.

     "Eurodollar Base Rate" means the rate determined by the Bank to be the rate at which deposits in U.S. dollars are offered to the Bank by first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of that Eurodollar Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan and having a maturity approximately equal to that Eurodollar Interest Period.

     "Eurodollar Interest Period" means a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. The Eurodollar Interest Period ends on the day which corresponds numerically to that date one, two, three or six months thereafter. If there is no numerically corresponding day in the next, second, third or sixth succeeding month, that Eurodollar Interest Period ends on the last Business Day of the relevant month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, that Eurodollar Interest Period ends on the next succeeding Business Day, unless that Business Day falls in a new month in which case that Eurodollar Interest Period ends on the immediately preceding Business Day.

     "Eurodollar Rate" means the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Eurodollar Interest Period divided by
(b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Eurodollar Interest Period plus (ii) 3/4%. The Eurodollar Rate will be rounded, if necessary, to the next higher 1/16 of 1%.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Detroit time) on such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank in its sole discretion.

     "Fixed Rate" means the Eurodollar Rate and the Negotiated Rate.

     "Fixed Rate Loan" means a Loan which bears interest at the Fixed Rate.

     "Floating Rate" means a rate per annum equal to the Alternate Base Rate, changing when and as the Alternate Base Rate changes.

     "GAAP" means, as of the date of determination, generally accepted accounting principles, consistently applied.

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     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) Contingent Obligations.

     "Intangible Assets" means goodwill, licenses, patents, copyrights, franchises, mailing lists, catalogs, trademarks, bond discount, underwriting expense, organizational expense and other similar intangible assets.

     "Interest Period" means a Eurodollar Interest Period and a Negotiated Rate Interest Period.

     "Investments" in any Person shall mean: (a) the acquisition of capital stock, bonds, notes, debentures, partnership or other ownership interests, other securities or Indebtedness of such Person; (b) any deposit with, or loan or other extension of credit to, such Person; (c) any guarantee of Indebtedness or other liabilities of such Person; and (d) any amount committed to be lent to such Person.

     "Lending Installation" means any office, branch, subsidiary or affiliate of the Bank.

     "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a capitalized lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

     "Loan" means a loan under the Credit Facility.

     "Loan Documents" shall mean this Agreement, the Note, and any other documents executed in connection with the Credit Facility.

     "Material Adverse Effect" means an event or action that (i) could reasonably be expected to materially and adversely affect the business, properties, prospects, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, or (ii) has been brought by or before any court or arbitrator or any governmental body, agency or official, and draws into question the validity or enforceability of any material provision of this Agreement.

     "Negotiated Rate" means with respect to a Negotiated Rate Loan for the relevant Negotiated Rate Interest Period, a rate of interest established by the Bank in its sole and absolute discretion.

     "Negotiated Rate Interest Period" means with respect to a Negotiated Rate Loan, a period of not less than one day and not more than 180 days, commencing on a Business Day selected by the Borrower pursuant to this agreement. If such Negotiated Rate Interest Period would end on a day which is not a Business Day, such Negotiated Rate Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day is after the Revolving Credit Termination Date, in which case such Negotiated Rate Interest Period shall end on the next preceding Business Day. No Negotiated Rate Interest Period may end after the Revolving Credit Termination Date.

     "Negotiated Rate Loan" means a Loan which bears interest at the Negotiated Rate.

     "Nonperforming Loans" shall have the meaning attributed thereto in
Section 6.18.

     "Note" means the Revolving Credit Note.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Note, all accrued and unpaid facility fees, and all other obligations of the Borrower to the Bank arising under this Agreement, and the Note.

     "Person" means any corporation, natural person, firm, limited liability company, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

     "Prime Rate" means a rate per annum equal to the "prime rate" of interest announced by the Bank from time to time, changing when and as the prime rate changes, which shall not necessarily be the lowest rate charged by the Bank to any of its customers.

     "Rate Option" means the Eurodollar Rate, the Floating Rate or the Negotiated Rate.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation or official interpretation of the Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation Y" means Regulation Y of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating thereto.

     "Reserve Requirement" means with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities (in the case of Eurodollar Rate Loans).

     "Revolving Credit" means the revolving credit facility established by
Section 2.1.

     "Revolving Credit Commitment" means the obligation of the Bank to make Loans under the Revolving Credit not exceeding $10,000,000, as such amount may be modified or reduced from time to time pursuant to the terms hereof.

      "Revolving Credit Note" means the Revolving Credit Note of the Borrower in the form of Exhibit A evidencing Loans under the Revolving Credit.

     "Revolving Credit Termination Date" means October 31, 1998.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Subordinated Debt" means all debt, obligations and liabilities of the Borrower to any Person other than the Bank which has been subordinated to the Obligations pursuant to a subordination agreement satisfactory in form and content to the Bank.

     "Subsidiary" means any corporation more than 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Borrower or by one or more Subsidiaries or by the Borrower and one or more Subsidiaries, or any similar business organization which is so owned or controlled, or any Subsidiary Bank.

     "Subsidiary Bank" shall mean any person which is an "insured depository institution" within the meaning of 12 U.S.C. Section 1831(c), as amended, and which is "controlled" by the Borrower within the meaning of 12 U.S.C. Section 1841(a), as amended.

     "Tier 1 Capital" shall mean the Tier 1 capital of the Borrower and its Subsidiaries, determined in accordance with Appendix A to Regulation Y.

     "Total Capital" means, for any period, the consolidated total capital of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

     "UCC" shall mean the Uniform Commercial Code as adopted in the State of Michigan and amended from time to time.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     The foregoing definitions are applicable to both the singular and plural forms of the defined terms. Any accounting terms used but not otherwise defined have the meanings given them under GAAP.

                              ARTICLE II  -- THE LOANS

     2.1. COMMITMENT. From and including the Effective Date of this Agreement and prior to the Revolving Credit Termination Date, the Bank agrees, on the terms of this Agreement to make Loans to the Borrower for the Borrower's account from time to time in amounts not exceeding, in the aggregate at any one time outstanding, the Revolving Credit Commitment. Loans under the Revolving Credit shall be evidenced by, and accrue interest and be payable as provided in, the Revolving Credit Note. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Revolving Credit Termination Date. The Commitment to lend hereunder shall expire on the Revolving Credit Termination Date.

     2.2. CLOSING FEE AND REDUCTION OF REVOLVING CREDIT COMMITMENT. The Borrower agrees to pay to the Bank a closing fee equal to $2,500 concurrently with the execution of this Agreement. The Borrower acknowledges that that fee has been earned by the Bank and that it is nonrefundable upon payment. The Borrower may permanently reduce the Revolving Credit Commitment in whole, or in part in integral multiples of $100,000, upon at least ten Business Days' written notice to the Bank, which must specify the amount of the any reduction, but the amount of the Revolving Credit Commitment may not be reduced below the outstanding principal amount of the Loans.

     2.3. THE LOANS. The Loans may be Floating Rate Loans, Eurodollar Rate Loans, Negotiated Rate Loans or a combination of them, selected by the Borrower in accordance with Section 2.4. The Loans made under the Credit Facility must be repaid in full on the Revolving Credit Termination Date.
The Bank may book the Loans at any Lending Installation. The Borrower may from time to time pay outstanding Floating Rate Loans in whole, or in part in integral multiples of $50,000, to the Bank without penalty or premium. A Fixed Rate Loan may not be paid prior to the last day of the applicable Interest Period.

     2.4. METHOD OF SELECTING RATE OPTIONS AND INTEREST PERIODS. The Borrower may select the Rate Option and Interest Period applicable to each Loan from time to time. The Borrower must give the Bank an irrevocable borrowing notice not later than 10:00 a.m. Detroit time at least one (1) Business Date before the borrowing date of each Floating Rate Loan or Negotiated Rate Loan, and three (3) Business Days before the borrowing date for each Eurodollar Rate Loan, specifying:

          (i)  the borrowing date of that Loan, which must be a Business Day,

          (ii) the aggregate amount of that Loan,

          (iii)     the Rate Option selected for that Loan, and

          (iv) in the case of each Fixed Rate Loan, the Interest Period applicable to it.

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Each Fixed Rate Loan will bear interest on the outstanding principal amount for each day during the Interest Period applicable to it from and including the first day of that Interest Period to (but not including) the last day of that Interest Period at the interest rate determined as applicable to that Fixed Rate Loan. If at the end of an Interest Period for an outstanding
Fixed Rate Loan, the Borrower has failed to select a new Rate Option or to pay that Loan, then that Loan will be converted to a Floating Rate Loan on and after the last day of the Interest Period until paid or until the effective date of a new Rate Option with respect to it is selected by the Borrower. An outstanding Floating Rate Loan may be converted to a Fixed Rate Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrower may not select a Fixed Rate for a Loan if there exists a Default or Unmatured Default. The Borrower may not select an Interest Period for the Loans under the Revolving Credit which would end after the Revolving Credit Termination Date. Each Fixed Rate Loan must be in the minimum amount of $500,000 (and in multiples of $50,000 if in excess of the minimum). Each Floating Rate Loan must be in a minimum amount of $50,000.

     2.5. RATES APPLICABLE AFTER DEFAULT. If any Loan is not paid at maturity, whether by acceleration or otherwise, (i) each Fixed Rate Loan will bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to that Interest Period plus 3% per annum, and (ii) each Floating Rate Loan will bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus 3% per annum. During the continuance of any other Default, the Bank may, at its option, by notice to the Borrower, declare that (y) each Fixed Rate Loan will bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to that Interest Period plus 3% per annum, and (z) each Floating Rate Loan will bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus 3% per annum.

     2.6. METHOD OF PAYMENT. All payments of principal, interest, and fees must be made in immediately available funds to the Bank at the Bank's address specified pursuant to Section 10.5, or at any other Lending Installation of the Bank specified in writing by the Bank to the Borrower, by noon (local time) on the date when due. The Bank is authorized to charge the account of the Borrower maintained with it for each payment of principal, interest and fees as it becomes due.

     2.7. NO SETOFF OR DEDUCTION. All payments of principal and interest shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority unless any such deduction is required by law. If any such deduction is made, as required by such law, the Borrower shall make additional payments sufficient to assure that the Bank receives all amounts contemplated by this Agreement.

     2.8. THE NOTES; TELEPHONIC NOTICES. The Bank is authorized to record on its books the date, amount, Rate Option and Interest Period of each Loan, and the date and amount of each principal payment made under the Notes. These records govern absent manifest error, provided that neither the failure to record nor any error in that record affects the Borrower's obligations under the Notes. The Borrower authorizes the Bank to extend Loans and effect Rate Option selections based on telephonic notices made by any person or persons the Bank in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Bank a written confirmation, if that confirmation is requested by the Bank, of each telephonic notice, signed by an authorized officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank govern, absent manifest error.

     2.9. INTEREST PAYMENT DATES; INTEREST BASIS. Interest accrued on the Loans is payable (i) for Floating Rate Loans, on the last day of each quarter, (ii) for Fixed Rate Loans, on the last day of its applicable Interest Period and (iii) for all Loans, on any date on which the Loan is paid or prepaid, whether due to acceleration or otherwise. Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months is also payable on the last day of each three-month interval during that Interest Period. Interest and commitment fees are calculated for actual days elapsed on the basis of a 360-day year. Interest is payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan becomes due on a day which is not a Business Day, that payment must be made on the next succeeding Business Day and, in the case of a principal payment, that extension of time is included in computing interest.

                       ARTICLE III -- CHANGE IN CIRCUMSTANCES

     3.1. YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation of them, or compliance by the Bank with them,

          (i) subjects the Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Bank or applicable Lending Installation), or changes the basis of taxation of payments to the Bank in respect of its Loans or other amounts due to it under this Agreement, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Loans), or

          (iii) imposes any other condition the result of which is to increase the cost to the Bank or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by the Bank or any applicable Lending Installation in connection with loans, or requires the Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by the Bank, or

          (iv) affects the amount of capital required or expected to be maintained by the Bank or any Lending Installation or any corporation controlling the Bank, and the Bank determines the amount of capital required is increased by or based on the existence of this Agreement or its obligation to make Loans under this Agreement or of commitments of this type, then, within 15 days of the Bank's demand, the Borrower must pay the Bank that portion of the increased expense incurred (including, in the case of Section 3.1(iv), any reduction in the rate of return on capital to an amount below that which it could have achieved but for the law, rule, regulation, policy, guideline or directive, and after taking into account the Bank's policies as to capital adequacy) or reduction in amounts received which the Bank determines is attributable to making, funding and maintaining its Loans and its commitments hereunder.

     3.2. AVAILABILITY OF RATE OPTIONS. If the Bank determines that maintenance of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Bank determines that (i) deposits of a type and maturity appropriate to match fund Fixed Rate Loans are not available to it, or (ii) a Rate Option does not accurately reflect the cost of making or maintaining a Loan at that Rate Option, then the Bank may suspend the availability of the affected Rate Option and require any Fixed Rate Loans outstanding under an affected Rate Option to be repaid or converted to an unaffected Rate Option.

     3.3. FUNDING INDEMNIFICATION. If any payment of a Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Bank, the Borrower indemnifies the Bank for any loss or cost incurred by it resulting from these facts, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Loan.

     3.4. BANK STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, the Bank will designate an alternate Lending Installation with respect to Fixed Rate Loans to reduce any liability of the Borrower to the Bank under Section 3.1 or to avoid the unavailability of a Rate Option under
Section 3.2, so long as that designation is not disadvantageous to the Bank. The Bank will deliver a written statement as to the amount due, if any, under
Section 3.1 or 3.3. That written statement will set forth in reasonable detail the calculations upon which the Bank determined the amount, and is final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under those Sections in connection with a Fixed Rate Loan will be calculated as though the Bank funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to that Loan, whether in fact that is the case or not.
Unless otherwise provided in this Agreement, the amount specified in the written statement is payable on demand after receipt by the Borrower of the written statement. The obligations of the

Borrower under Sections 3.1 and 3.3 survive payment of the Obligations and termination of this Agreement.

                         ARTICLE IV -- CONDITIONS PRECEDENT

     4.1. CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. The Bank shall not be obligated to make the initial extension of credit under this Agreement, unless prior to or simultaneously with the extension of credit, the Bank shall have first received the following documents in form and substance satisfactory to it and its counsel:

          (A)  This Agreement, duly executed by the Borrower;

          (B) The Note applicable to the initial extension of credit, duly executed by the Borrower;

          (C) Copies of such organizational documents of the Borrower as the Bank shall reasonably request, including Articles of Incorporation, Bylaws, a Certificate of Good Standing and documents evidencing necessary corporate action with respect to this Agreement, the Loan Documents, and the transactions contemplated by them.

          (D) A written opinion of the Borrower's counsel, addressed to the Bank in substantially the form of Exhibit "B" hereto.

     4.2. CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. The Bank shall not be obligated to make any extension of credit under this Agreement unless:

          (A) The representations and warranties contained in Article V shall be true on the date of the extension of credit with the same effect as if made on and as of that date, and shall be deemed to be restated on and as of that date.

          (B) No Default shall have occurred and be continuing or will exist upon the extension of the credit.

                              ARTICLE  V -- WARRANTIES

     The Borrower warrants to the Bank that:

     5.1. CORPORATE EXISTENCE AND STANDING. Each of the Borrower and the Subsidiaries (including without limitation, each Subsidiary Bank) is a corporation, partnership, limited liability company, or a national or state banking association duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. AUTHORIZATION AND VALIDITY. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations under them. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations under them have been duly authorized by proper corporate or organizational proceedings, and this Agreement and the Note each constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

     5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrower of this Agreement and the Note, nor the consummation of the transactions described in them, nor compliance with their provisions will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary, or the Borrower's or any Subsidiary's articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it or its property is bound, or conflict with or constitute a default under any indenture, instrument or agreement, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any governmental or public body or authority, or any subdivision of them, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement or the Note.

     5.4. FINANCIAL STATEMENTS. The June 30, 1997 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Bank were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and the Subsidiaries at that date and the consolidated results of their operations for the period then ended.

     5.5. MATERIAL ADVERSE CHANGE. Since June 30, 1997 there has been no material adverse change in the business, properties, condition (financial or otherwise), prospects or results of operations of the Borrower and its Subsidiaries.

     5.6. LITIGATION AND CONTINGENT OBLIGATIONS.  Except as set forth on
Schedule 1, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary which might have a Material Adverse Effect. Other than any liability incident to that litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency of them, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties.

     5.9 REGULATION U. The Borrower is not engaged principally in, nor is one of the Borrower's important activities, the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

     5.10. BANK HOLDING COMPANY. The Borrower has complied in all respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.

                              ARTICLE VI -- COVENANTS

     During the term of this Agreement, unless the Bank otherwise consents in writing:

     6.1. FINANCIAL REPORTING. The Borrower will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Bank:

          (i) Within 120 days after the close of each of the Borrower's fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Guarantor's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Bank, prepared in accordance with GAAP on a consolidating basis for itself and the Subsidiaries, including balance sheets as of the end of that period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

          (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Borrower and the Subsidiaries, unaudited balance sheets as at the close of each that period and profit and loss and reconciliation of surplus statements and statements of cash flows for the period from the beginning of that fiscal year to the end of that quarter, all certified by an officer of the Borrower.

          (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by an Authorized Officer of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv) Promptly upon furnishing it to its shareholders, copies of all financial statements and proxy statements so furnished.

          (v) Promptly upon filing them, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the Securities and Exchange Commission.

          (vi) Any other information (including non-financial information) which the Bank or any Bank Installation from time to time reasonably requests.

          (vii) Within 45 days after the close of each quarter of each fiscal year of the Borrower and each Subsidiary Bank, a copy of the Call Report furnished to the Federal Deposit Insurance Corporation or any other regulatory authority with respect to such quarter by such Subsidiary Bank.

     6.2. USE OF PROCEEDS. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans for working capital. The Borrower may not, nor may it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except that the Borrower may dissolve a Subsidiary if that dissolution would not have a Material Adverse Effect.

     6.4. TAXES. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law, and pay when due all taxes, assessments and governmental charges and levies on it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.5. COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     6.6. MERGER. The Borrower will not merge or consolidate with or into any other Person unless the Borrower is the legally surviving corporation and, after giving effect to the merger or consolidation, no Default or Unmatured Default exists.

     6.7. LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any Subsidiary, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its property if they are not at the time delinquent or if they can be paid later without penalty, or are being contested in good faith and by appropriate proceedings.

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books.

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv) Utility easements, building restrictions and any other encumbrances or charges against real property which are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect their marketability or interfere with their use in the business of the Borrower or the Subsidiaries.

          (v) Liens existing on the date of this Agreement, and described in Schedule "2" hereof.

     6.8. WELL CAPITALIZED. The Borrower will, and will cause each Subsidiary to, remain at all times at least "well capitalized" for purposes of 12 U.S.C. Section 1831(o) and any regulations issued thereunder (including 12 C.F.R. Section 565.4), as amended.

     6.9. NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Bank of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might have a Material Adverse Effect or might materially adversely affect the ability of the Borrower to repay the Obligations.

     6.10. DIVIDENDS. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding.

     6.11. DEBT. The Borrower will not, nor will it permit any Subsidiary to, incur or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this Agreement and not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable is deemed the incurring of debt for borrowed money.

     6.12. GUARANTIES. The Borrower will not, nor will it permit any Subsidiary to, guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

     6.13. INVESTMENTS. The Borrower will not make any Investments, except that Borrower may:

     (a) purchase or otherwise acquire and own short-term money market items (specifically including but not limited to preferred stock mutual funds);

     (b) make Investments in Subsidiaries or any other bank or banks (other than guarantees of Indebtedness of Subsidiaries, except as permitted by
Section 6.12), and upon the Borrower's purchase or other acquisition of 50% or more of the voting stock of any bank, such bank shall thereupon become a Subsidiary for all purposes under this Agreement;

     (c) make Investments in Subsidiaries other than banks (other than guarantees of Indebtedness of Subsidiaries, except as permitted by Section 6.12).

     (d) make any other Investment permitted by applicable governmental laws and regulations (other than guarantees of Indebtedness of Subsidiaries, except as permitted by Section 6.12).

     (e) make Investments in economic development bonds issued by governmental authorities.

Nothing in this Section 6.13 shall prohibit the Borrower or any Subsidiary from making loans, advances, or other extensions of credit in the ordinary course of business upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the Borrower's or such Subsidiary's business.

     6.14. MINIMUM NET WORTH. The Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than $100,000,000.

     6.15. RETURN ON AVERAGE ASSETS. The Borrower will not, on any date permit Consolidated Return on Average Assets to be less than 1.00% (measured at the end of each fiscal quarter for the then-most recently ended four fiscal quarters).

     6.16. TIER 1 CAPITAL TO TOTAL ASSETS. The Borrower will not at any time permit the ratio of its Tier 1 Capital to Consolidated Total Assets to be greater than 8%.

     6.17. INDEBTEDNESS TO TOTAL CAPITAL. The Borrower will not at any time permit the ratio of its Indebtedness to Total Capital to be greater than 50%.

     6.18. RATE OF NONPERFORMING LOANS TO ASSETS. The Borrower will, and will require each Subsidiary to, cause all loans classified as "non-performing" (which shall include all loans in non-accrual status, more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as "other restructured" or "other real estate owned" and (without duplication) property acquired through in-substance foreclosure) on the Federal Deposit Insurance Corporation or other regulatory agency call report ("NONPERFORMING LOANS") not to exceed 3.00% of the Consolidated Average Assets of the Borrower and its Subsidiaries.

     6.19. LOAN LOSS RESERVE RATIO. The Borrower will, and will cause each Subsidiary to, maintain on a consolidated basis as at the last day of each fiscal quarter of each fiscal year a ratio of loan loss reserves to Nonperforming Loans of at least 100%.

                              ARTICLE VII -- DEFAULTS

     The occurrence of any one or more of the following events constitutes a
Default:

     7.1. Any warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Bank under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or the Note is materially false on the date as of which it is made.

     7.2. The principal of the Note is not paid when due, or any interest or any facility fee or other obligations under this Agreement or the Note are not paid within five days after they become due.

     7.3. The Borrower breaches any of the terms of Section 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 and 6.19.

     7.4. The Borrower breaches (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) any of the terms of this Agreement which is not remedied within thirty days after written notice from the Bank.

     7.5. The Borrower or any Subsidiary fails to pay any debt for borrowed money equal to or exceeding $100,000 in the aggregate when due; or the Borrower or any Subsidiary defaults in the performance of any term contained in any agreement under which that debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of that debt to cause, that debt to become due prior to its stated maturity; or any debt of the Borrower or any Subsidiary is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to its stated maturity; or the Borrower or any Subsidiary does not pay, or admits in writing its inability to pay, its debts generally as they become due.

     7.6. The Borrower or any Subsidiary (i) has an order for relief entered with respect to it under present or future Federal bankruptcy laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institutes any proceeding seeking an order for relief under present or future Federal bankruptcy laws, or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7.6(iv) is instituted against the Borrower or any Subsidiary and that appointment continues undischarged or those proceedings continue undismissed or unstayed for a period of 30 consecutive days.

     7.8. Any reportable event (as defined in Section 4043 of ERISA) occurs in connection with any plan (as defined in ERISA).

               ARTICLE VIII - ACCELERATION; REMEDIES; AND AMENDMENTS

     8.1. ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Bank to make Loans automatically terminates and the Obligations are immediately due and payable without any election or action on the part of the Bank. If any other Default occurs, the Bank may terminate or suspend its obligation to make Loans, or declare the Obligations due and payable, or both, whereupon the Obligations are immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

     8.2. PRESERVATION OF RIGHTS. No delay or omission of the Bank to exercise any right under this Agreement or the Note impairs that right nor can it be construed to waive any Default or acquiesce in any Default, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to that Loan does not constitute a waiver or acquiescence. Any single or partial exercise of any right does not preclude any other or further exercise of it or the exercise of any other right, and no waiver, amendment or other variation of the terms of this Agreement or the Note is valid unless in writing signed by the Bank and then only to the extent that writing specifies. All remedies contained in this Agreement and the Note or by law afforded are cumulative and all are available to the Bank until the Obligations have been paid in full.

     8.3. AMENDMENTS. Subject to the provisions of this Article VIII, the Bank and the Borrower may enter into agreements supplementing this Agreement for the purpose of adding or modifying this Agreement or the Note or changing in any manner the rights of the Bank or the Borrower or waiving any Default.

     8.4. SETOFF. In addition to and without limiting any rights of the Bank under applicable law, if the Borrower becomes insolvent, howsoever evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other debt at any time held or owing by the Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Bank, whether or all or any part of the Obligations are then due.

                          ARTICLE IX -- GENERAL PROVISIONS

     9.1. SURVIVAL OF WARRANTIES. All warranties of the Borrower contained in this Agreement survive the delivery of the Note and the making of the Loans.

     9.2. TAXES. Any taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of this Agreement and the Note must be paid by the Borrower, together with interest and penalties, if any.

     9.3. EXPENSES; INDEMNIFICATION. The Borrower must reimburse the Bank for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank, who may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of this Agreement and the Note. The Borrower further indemnifies the Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation all expenses of litigation or preparation for litigation whether or not the Bank is a party) which any of them pay or incur arising out of or relating to this Agreement, the Note, the transactions described in this Agreement or the direct or indirect application or proposed application of the proceeds of any Loan. The obligations of the Borrower under this Section survive the termination of this Agreement.

     9.4. SUCCESSORS AND ASSIGNS. The terms of this Agreement and the Note bind and benefit the Borrower and the Bank and their respective successors and assigns, except that the Borrower has no right to assign its rights or obligations under this Agreement or the Note. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities participating interests in any Loan, the Note or the commitments hereunder. The Bank may, with the consent of the Borrower, which consent may not be unreasonably withheld, assign to one or more banks or other entities all or any part of its rights and obligations under this Agreement or the Note, and the Borrower releases the Bank for the amount so assigned.

     9.5. GIVING NOTICE. Except as otherwise permitted by Section 2.8 with respect to borrowing notices, all notices, requests and other communications to any party must be in writing (including bank wire, telex, facsimile transmission or similar writing) and must be given to a party: (y) in the case of the Borrower or the Bank, at its address, facsimile number or telex number set forth on the signature page below, or
(z) in the case of any party, whatever other address, facsimile number or telex number that party specifies for the purpose, by notice to the other. Each notice, request or other communication is effective (i) if given by telex, when it is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after that communication is deposited in the mails with first class postage prepaid, addressed as required, or (iv) if given by any other means, when delivered at the address specified in this Section. However, notices to the Bank under Article II are not effective until received.

            ARTICLE X -- GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

     10.1. CHOICE OF LAW. This Agreement and the Notes are to be construed in accordance with the internal laws (but not the law of conflicts) of Michigan.

     10.2. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Michigan in any action or proceeding arising out of or relating to any Loan, and the Borrower irrevocably agrees that all such claims may be heard and determined in any such court and irrevocably waives any present and future objection it may have as to the venue of any action or proceeding brought in that court, or that that court is an inconvenient forum. Nothing in this Section limits the right of the Bank to bring any action or proceeding against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Bank or any affiliate of the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan must be brought only in a court in Michigan.

     10.3. WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly, voluntarily and intelligently waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which relates to, arises out of, or is connected with this or any related agreement, or the relationship they purport to create. This provision may only be modified in a written instrument executed by the Bank and the Borrower.



                           [Signatures of following page]

     EXECUTED ON: December 22, 1997 which shall be the Effective Date of this Agreement.

NATIONAL CITY BANCSHARES, INC.          NBD BANK


By: /s/ Michael F. Elliott              By: /s/ David P. Lamb
   -----------------------------           ---------------------------------
     Michael F. Elliott                      David P. Lamb
Its: Vice Chairman                       Its: Vice  President


ADDRESS FOR NOTICES:
227 Main Street, P.O. Box 868                611 Woodward Avenue
Evansville, Indiana  47705-0868              Detroit, Michigan  48226
Phone: (812) 464-9800                        Phone: (313) (225-2796)
Fax:   (812) 464-9825                        Fax:   (313) (225-1141)

Attention: Michael F. Elliott

                                     EXHIBIT A
                               REVOLVING CREDIT NOTE


$10,000,000                                       Detroit, Michigan

                                             December 22, 1997


     For value received, on or before the Revolving Credit Termination Date, or at such other maturity or maturities as are set forth in the Bank's records, National City Bancshares, Inc. (the "Borrower ") promises to pay to the order of NBD Bank (the "Bank"), at the Bank's principal office in the State of Michigan, in lawful money of the United States of America and in immediately available funds, the principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000), or such lesser amount as is indicated on the Bank's records, together with interest computed on the balance from time to time unpaid on the basis of the actual number of days elapsed in a year of 360 days at the rate(s) per annum determined from time to time pursuant to the "Credit Agreement" as defined below and reflected on the Bank's records. Interest on the unpaid principal amount is payable in accordance with the terms of the Credit Agreement. The Borrower agrees to pay interest on overdue principal from the date of demand or default until paid at the rate which is three percent (3%) per annum in excess of the rate announced from time to time by the Bank as its prime rate.

     In no event may the interest rate exceed the maximum rate allowed by law. Any interest which would for any reason be unlawful under applicable law will be applied to principal.

     Waiver: The Borrower and each endorser of this note and any other party liable for the debt evidenced by this note severally waives demand, presentment, notice of dishonor and protest of this note, and consents to any extension or postponement of time of its payment without limit as to number or period, to any substitution, exchange or release of all or any part of any collateral securing this note, to the addition of any party, and to the release, discharge, or suspension of any rights and remedies against any person who is liable for the payment of this note. No delay on the part of the holder in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the holder of any right or remedy precludes any future exercise of that right or remedy or the exercise of any other right or remedy. No waiver or indulgence by the holder of any default is effective unless it is in writing and signed by the holder, and a waiver on one occasion does not bar or waive any right on any future occasion.

     This note evidences a debt under the terms of a certain Credit Agreement between the Bank and the Borrower contemporaneously dated, and any amendments, (the "Credit Agreement"), which is incorporated by reference for additional terms, including default and acceleration provisions.

      WAIVER OF JURY TRIAL: The Borrower and the Bank waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with any Loan or the relationship established under it.


Address:

227 Main Street, P.O. Box 868      NATIONAL CITY BANCSHARES, INC.
Evansville, Indiana  47705-0868
                                   By:____________________________
                                          Michael F. Elliott
                                   Its: Vice Chairman

                                     EXHIBIT B
                                  FORM OF OPINION


                                          _________________________, ____


NBD Bank:

     We are counsel for National City Bancshares, Inc. (the "Borrower"), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of ______________ (the "Agreement") among the Borrower and NBD Bank, and providing for Loans in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

     We have examined the Borrower's [described constitutive documents of Borrower and appropriate evidence of authority to enter into the transaction], the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

     1. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     2. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:

          (a) require any consent of the Borrower's shareholders or members (other than any such consent as has already been given and remains in full force and effect);

          (b) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

          (c) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

     3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

[NOTE: If there are Loan Documents executed by related entities other than the Borrower, separate provisions of the opinion or additional opinions should cover those documents and their enforceability against such parties.]

     4. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     5. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     This opinion may be relied upon by NBD Bank and its participants, assignees and other transferees.

Very truly yours,






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




                                     EXHIBIT C

                               COMPLIANCE CERTIFICATE


To:  NBD Bank
     611 Woodward Avenue
     Detroit, Michigan  48226


     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of _________________, ____ (as amended, modified, renewed or extended from time to time, the "Agreement") among National City Bancshares, Inc. (the "Borrower"), and NBD Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am the duly elected ________________________ of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitute a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

          ______________________________________________________

          ______________________________________________________

          ______________________________________________________

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____, day of ________________, ____________.

______________________________





















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